Exhibit 99.1

SciPlay Continues Expansion into Fast Growing Casual Market with Acquisition of Alictus, A Leading Turkey-Based Developer of Hit Mobile Games

March 1, 2022

Advances SciPlay’s Strategy as a Diversified Global Game Developer with the Addition of Proven Hyper-Casual Studio Talent and Strong Global Player Presence

Diversifies SciPlay Revenues into Fast Growing Mobile In-App Advertising Market

LAS VEGAS--(BUSINESS WIRE)--Mar. 1, 2022-- SciPlay Corporation (NASDAQ: SCPL) (“SciPlay” or the “Company”), a leading developer and publisher of digital games on mobile and web platforms, today announced it has acquired Alictus, a global developer and publisher of popular, casual mobile games, in an all-cash transaction that will advance SciPlay’s strategy to become a diversified global game developer. SciPlay is acquiring 80% of Alictus for $100 million in a cash payment that is not subject to financing. Over the next five years, SciPlay will acquire the remaining 20% of Alictus in equal installments, which will range from, in aggregate, $0 to $200 million, with valuations based on specific revenue and profitability targets.

Founded in 2013 and based in Ankara, Turkey, Alictus is a proven and profitable developer of chart-topping hyper-casual games with a sophisticated in-app advertising business model. Alictus has a highly disciplined and efficient game development process that combines a data-driven approach and best-in-class creative capabilities to drive a high new game success rate. Since 2019, Alictus has developed and published a portfolio of top-ranked games that have generated more than 300 million total downloads to date. Many of Alictus’s games have achieved #1 Free Game in the iOS U.S. App Store, including Candy Challenge 3DTM, Rob Master 3DTM, Deep Clean Inc.TM, Oh God!TM, Money Buster!TM, and Collect Cube.

This transaction allows SciPlay to:

●	Rapidly expand in the casual market with increased scale and a deep pipeline of games in the fast-growing hyper-casual category.
●
Increase daily active users (DAUs) by approximately 1.8 million and monthly active users (MAUs) by approximately 28 million, expanding its first-party game data to enhance the Company’s ability to monetize and acquire players, and creating cross-promotion opportunities into the SciPlay game ecosystem that increase player lifetime value.

●	Diversify revenue streams with Alictus’s in-app advertising platform to capitalize on the approximately $13 billion global mobile in-game advertising market.
●	Expand casual development capabilities with the addition of Alictus’s studio in Turkey, a fast-growing gaming hub, which builds on SciPlay’s strong network of international studios.
●	Broaden its global player network through Alictus’s extensive international player base, increasing SciPlay’s exposure in key international markets.

“We are incredibly excited to continue our expansion in the casual space and partner with a proven leader like Alictus that boasts an impressive, unique culture and an extraordinary track record of delivering chart-topping games,” said Josh Wilson, Chief Executive Officer of SciPlay. “The hyper-casual market is a natural expansion for SciPlay with game mechanics and player demographics that are similar to those across casual genres in which we already operate and are growing our presence. This acquisition provides SciPlay an entry point into this market with a highly talented team and a robust pipeline of hyper-casual games, helping us to diversify into the in-app advertising business model and participate in the massive and fast-growing mobile advertising market. The powerful combination of Alictus’s hyper-casual expertise with our industry-leading live services and meta capabilities positions us to expand our market share by developing hit games with compelling game-play, driving further player engagement and enhanced revenue and profitability.”

“Alictus has built one of the leading hyper-casual game businesses in the world, and together with my co-Founder and COO Ecem Baran, we are thrilled to be joining forces with SciPlay at this important point in our growth trajectory,” said Emre Taş, Alictus CEO and Co-Founder. “With SciPlay’s best-in-class live services capabilities, data analytics platform and resources, we will be able to accelerate the development of hit games while attracting a whole new universe of players. Alictus’s culture builds on determination and progression, and I want to thank our team for their effort and dedication that made this partnership possible. I am confident that with SciPlay, our team will step up to create and thrive in our next phase of growth.”

Alictus will continue to be led by its existing management team, including its two co-founders, Emre Taş and Ecem Baran. SciPlay expects to retain Alictus’s headquarters and studio in Turkey.

SciPlay was advised by Dechert LLP and Hergüner Bilgen Özeke Attorney Partnership. Aream & Co. acted as the exclusive financial advisor and Baker McKenzie and Esin Attorney Partnership served as legal advisors to Alictus in this transaction.

About SciPlay

SciPlay Corporation (NASDAQ: SCPL) is a leading developer and publisher of digital games on mobile and web platforms. SciPlay currently offers social casino games Jackpot Party® Casino, Gold Fish® Casino, Hot Shot Casino® and Quick Hit® Slots, MONOPOLY Slots, and 88 Fortunes® Slots and casual games Bingo Showdown®, Solitaire PetsTM Adventure, and Backgammon Live. All of SciPlay’s games are offered and played on multiple platforms, including Apple, Google, Facebook and Amazon. In addition to developing original games, SciPlay has access to a library of more than 1,500 real-world slot and table games provided by Scientific Games Corporation and its Subsidiaries. For more information, please visit sciplay.com.

All ® and © notices signify copyrights owned by and/or marks registered in the United States by SciPlay Games, LLC and/or SG Gaming, Inc., and or their respective affiliates.

© 2022 SciPlay Corporation. All Rights Reserved.

Forward-Looking Statements

In this press release, SciPlay makes “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “will,” “may” and “should.” These statements are based upon management’s current expectations, assumptions and estimates and are not guarantees of timing, future results or performance. Therefore, you should not rely on any of these forward-looking statements as predictions of future events. Actual results may differ materially from those contemplated in these statements due to a variety of risks, uncertainties and other factors, including those factors described in our filings with the Securities and Exchange Commission (the “SEC”), including SciPlay’s current reports on Form 8-K, quarterly reports on Form 10-Q and SciPlay’s most recent annual report on Form 10-K (including under the headings “Forward-Looking Statements” and “Risk Factors”). Forward-looking statements speak only as of the date they are made and, except for SciPlay’s ongoing obligations under the U.S. federal securities laws, SciPlay undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

View source version on businesswire.com: https://www.businesswire.com/news/home/20220301006162/en/

Media:
media@scientificgames.com

Source: SciPlay Corporation